     As filed with the Securities and Exchange Commission on August 27, 1997
                    (File Nos. 33-68310 and 811-7992).

                                  FORM N-18F-1


                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


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                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940.
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                            MFS UNION STANDARD TRUST

                            Exact Name of Registrant


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Boston and The Commonwealth of Massachusetts on the 26th day of August, 1997.


                                       Signature:  MFS UNION STANDARD TRUST
                                                     (Name of Registrant)



                                       By:  JAMES R. BORDEWICK, JR.
                                            James R. Bordewick, Jr.
                                       (Name of director, trustee or officer
                                       signing on behalf of Registrant)

                                                Assistant Secretary
                                                      (Title)



Attest:W. THOMAS LONDON
       W. Thomas London
       Treasurer
       MFS Union Standard Trust